Exhibit 10.30

Teknova Non-Employee Director Compensation Policy

In June 2021, our board of directors, upon the recommendation of our Compensation Committee, adopted our Non-Employee Director Compensation Policy for the compensation of our non-employee, independent directors. In June 2022, our board of directors, upon the recommendation of our Compensation Committee, modified the equity portions of the policy.

Under the policy, each of our non-employee, independent directors is eligible to receive annual retainers for board and committee service as follows:

Compensation Element	Annual Amount
Board Member Annual Cash Compensation
Annual Retainer	$40,000
Non-executive Chair	$40,000(1)
Annual Committee Chair Annual Cash Compensation
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating/Governance Committee	$10,000
Annual Committee Member Annual Cash Compensation
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating/Governance Committee	$5,000
Equity Awards
Initial Grant(2)	$240,000(3)
Annual Grant(4)	$120,000(5)

(1)
This amount is in addition to the annual retainer amount.
(2)
Initial awards granted upon appointment to the board of directors shall consist of stock options that vest monthly over three years from the date of grant and annual awards granted thereafter would cliff vest after one year from the date of grant.
(3)
The grant date fair value of any option grant shall be calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) (i.e., with the number of shares subject to such option to be determined by dividing the referenced amount by the Black-Scholes per share value).
(4)
Annual awards may be granted to non-employee, independent directors if such directors have served as a director of the Company for a period of not less than six months. Annual awards consist of restricted stock units that vest in full on the first anniversary of the date of grant.
(5)
The number of restricted stock units granted shall be equal to the lower of (i) $120,000 in value (based on the trailing thirty-day, not volume-weighted, average price of the Company’s common stock), or (ii) the number that is equivalent to (and not more than) 0.05% of the shares of the Company’s common stock issued and outstanding on the day of issuance. Notwithstanding the foregoing, the grant date fair value of any RSU grant is shall be based on the market value of the Company’s common stock on the date of grant.

All annual cash compensation amounts are payable in equal quarterly installments in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial months of service.

Our policy during fiscal years 2022 and 2021 provided that each new non-employee, independent director who joins our board of directors in connection with and following the closing of our initial public offering will receive an option to purchase shares of common stock under our 2021 Equity Incentive Plan (the “2021 Plan”) having a value of $240,000 (the “Initial Grant”), with the number of shares subject to such option based on the grant date fair value of the underlying common stock, with such value being calculated in accordance with ASC Topic 718 (i.e., with the number of shares subject to such option to be determined by dividing the referenced amount by the Black-Scholes per share value). One-third of the shares subject to such options will vest on the first anniversary of the date of grant with the remaining shares subject to the option vesting in equal monthly installments thereafter over 24 months, subject to the non-employee director’s continuous service with us on each applicable vesting date.

On the date of each annual meeting of our stockholders, each continuing non-employee, independent director will receive an equity grant (the “Annual Grant”) under our 2021 Plan having a value of $120,000. Prior to June 2, 2022, our policy was that the Annual Grant would consist of option to purchase shares of common stock, with the number of shares subject to such option based on the fair market value of the underlying common stock, with such value being calculated in accordance ASC Topic 718 (i.e., with the number of shares subject to such option to be determined by dividing the referenced amount by the Black-Scholes per share value). One-third of the shares subject to such options will vest on the first anniversary of the date of grant with the remaining shares subject to the option vesting in equal monthly installments thereafter over 24 months, subject to the non-employee director’s continuous service with us on each applicable vesting date. Beginning on June 2, 2022, our policy is that the Annual Grant will be made in restricted stock units, with the number of restricted stock units equal to the lower of (i) $120,000 in value (based on the trailing thirty-day, not volume-weighted, average price of the Company’s common stock), or (ii) the number that is equivalent to (and not more than) 0.05% of the shares of the Company’s common stock issued and outstanding on the day of issuance. The restricted stock units will vest in full on the first anniversary of the date of grant, subject to the non-employee director’s continuous service with us on the vesting date.

Our non-employee, non-independent directors did not receive annual retainers for board and committee service during the fiscal years ended December 31, 2022, and 2021. Employee directors receive no additional compensation for their service as a director.

All of our independent directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred for their attendance at meetings of our board of directors or any committee thereof.